EXHBIT 99.1


                       [LOGO OF FIDELITY FEDERAL BANCORP]

Contacts:             Donald R. Neel, President       (812) 429-0550, ext. 3301
                      Mark A. Isaac, VP and CFO       (812) 429-0550, ext. 3319

For Immediate Release:              April 26, 2004


        FIDELITY FEDERAL BANCORP REPORTS INCREASED FIRST QUARTER RESULTS

(Evansville, IN) Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported net income for the quarter ended March 31, 2004 of $65,000 or $0.01 per share on a basic and diluted basis. The results are compared to net income of $55,000, or $0.01 per share on a basic and diluted basis for the quarter ended March 31, 2003.

The Company's net interest margin for the quarter increased to 2.54%, up from 1.55% in last year's first quarter. The net interest margin was positively impacted in the first quarter of 2004 by a 47% increase in average loans outstanding compared to the first quarter of 2003.

Non-interest income declined to $701,000 for the quarter, down from $1.2 million in the first quarter of last year, due primarily to decreases in gains on securities and loan sales. In addition, in the first quarter last year, the Company received approximately $125,000 in income from the Company's active participation in affordable housing activities, which ended in late 2002. Non-interest expense decreased by 10%, to $1.6 million in the first quarter of 2004, compared to the first quarter last year. The decline in non-interest expense for the quarter resulted from decreases in salaries and benefits costs and office supplies expense. In addition, the Company experienced a decline in its corporate insurance expense due to continued improvements in financial condition.

Return on equity was 1.96% for the quarter ended March 31, 2004, compared to 2.30% for the same period last year. Return on assets for the quarter ended March 31, 2004 was 0.14% compared to 0.16% for the same period ended March 31, 2003.

Capital ratios at the Bank remain well above regulatory "well-capitalized" minimums. Risk-based capital at March 31, 2004 was 14.19%, compared to 12.82% at March 31, 2003. The Bank's ratio of tangible equity to assets was 7.05% at March 31, 2004 compared to 7.98% at March 31, 2003. The Bank's Tier 1 risk-based capital to assets was 9.94% at March 31, 2004, compared to 10.34% at March 31, 2003.

The Company recently completed a rights offering to shareholders in the amount of $2.3 million of 9% debentures, the proceeds of which were utilized to retire a portion of the Company's 10% debentures and were contributed as additional capital to the Company's savings bank subsidiary. An equity rights offering in the amount of $2.5 million is currently underway and is expected to expire on May 14, 2004. The Company expects to receive at least $2.0 million from this offering, and contribute a portion of the proceeds as additional capital to its savings bank subsidiary. The Company also expects to retire the remaining 10% debentures.

Total classified, or problem assets declined by 77% to $1.5 million at March 31, 2004 compared to $6.4 million at March 31, 2003. The allowance for loan loss and valuation allowance for letters of credit to total loans and letters of credit at March 31, 2004 and 2003 was 0.78% and 1.20%, respectively. Non-performing assets as a percentage of total assets declined significantly to 0.63% at March 31, 2004, compared to 2.43% at March 31, 2003.

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President and CEO Donald R. Neel noted, "Net income in the first quarter was primarily the result of improvements in net interest margin and non-interest expense which offset reduced levels of gains on sales of loans and investments in the first quarter of 2004. Increases in our net interest income and margin resulted from the substantial increase in loans outstanding compared to last year, as well as a reduced cost of funds." Neel also noted, "Total assets have increased by $48 million, or 34%, in the last twelve months. Continued improvements in asset quality, as well as additional capital raised for our bank subsidiary during the last year, have facilitated the growth in the Company's balance sheet, including our loan portfolio, during the last twelve months. Although rising interest rates appear to have contributed to lower mortgage loan volume, we do not believe that interest rate changes have impacted our commercial and consumer lending activity."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company, the Bank, overall loan demand, increased competition in the financial services industry, retention of key personnel, and the impact of the Bank's Supervisory Agreement with the Office of Thrift Supervision. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.78.

Information on FFED is available on the Internet at http://www.unitedfidelity.com

                                      -END-

                              FINANCIAL HIGHLIGHTS
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                               THREE MONTHS ENDED
                                                                     MARCH 31,
OPERATIONS:                                                   2004              2003
--------------------------------------                     -----------      -----------
Interest income                                            $     2,042      $     1,602
Interest expense                                                   982            1,158
                                                           -----------      -----------
Net interest income                                              1,060              444
Provision for loan losses                                          170             (104)
Non-interest income                                                701            1,218
Non-interest expense                                             1,586            1,761
                                                           -----------      -----------
Income before income tax                                             5                5
Income taxes                                                       (60)             (50)
                                                           -----------      -----------
  Net income                                               $        65      $        55
                                                           ===========      ===========

PER SHARE:
--------------------------------------
Basic net income                                           $      0.01      $      0.01
Diluted net income                                                0.01             0.01
Book value at period end                                          1.62             1.40
Market price (bid) at period end                                  1.90             1.50
Average common and common
  equivalent shares outstanding                              9,623,350        6,834,216

AVERAGE BALANCES:
--------------------------------------
Total assets                                               $   185,934      $   135,488
Total earning assets                                           168,006          116,127
Total loans                                                    106,256           72,302
Total deposits                                                 124,368          108,885
Total stockholders' equity                                      13,381            9,665
FHLB advances                                                   35,271            3,878
Borrowings                                                      10,590           10,583

PERFORMANCE RATIOS:
--------------------------------------
Return on average assets                                          0.14%            0.16%
Return on average equity                                          1.96%            2.30%
Net interest margin                                               2.54%            1.55%

LOAN QUALITY RATIOS:
--------------------------------------
Net charge-offs to average loans                                  0.63%            0.03%
Allowance for loan and letter of credit losses to total
  loans and letters of credit at end of period                    0.78%            1.20%
Non-performing loans to total loans                               0.84%            1.89%
Non-performing  assets to total assets                            0.63%            2.43%

SAVINGS BANK CAPITAL RATIOS:
--------------------------------------
Tangible equity to assets at end of period                        7.05%            7.98%
Risk-based capital ratios:
  Tier 1 capital                                                  9.94%           10.34%
  Total capital                                                  14.19%           12.82%

AT PERIOD END:
--------------------------------------
Total assets                                               $   189,830      $   142,085
Total earning assets                                           172,798          123,192
Total loans                                                    106,098           70,821
Total deposits                                                 129,270          113,076
Total stockholders' equity                                      15,586            9,596
FHLB Advances                                                   34,000            6,000
Borrowings                                                       6,802           10,579
Common shares outstanding                                    9,618,658        6,840,883